Exhibit 99.1

RAMACO RESOURCES REPORTS

FOURTH QUARTER AND FULL-YEAR 2023 RESULTS

LEXINGTON, KY., March 7, 2024 -- Ramaco Resources, Inc. (NASDAQ: METC, METCB, “Ramaco” or the “Company”), a leading operator and developer of high-quality, low-cost metallurgical coal, today reported financial results for the three months and twelve months ended December 31, 2023.

FOURTH QUARTER AND FULL-YEAR 2023 HIGHLIGHTS

●	For the three months ended December 31, 2023, the Company had adjusted earnings before interest, taxes, depreciation, amortization, certain non-operating expenses, and equity-based compensation (“Adjusted EBITDA”, a non-GAAP measure), of $58.5 million, compared to $45.4 million in the third quarter of 2023. For the twelve months ended December 31, 2023, the Company had Adjusted EBITDA of $182.1 million compared to $204.6 million in 2022. (See “Reconciliations of Non-GAAP Measure” below.)

●	For the three months ended December 31, 2023, the Company had net income of $30.0 million, compared to $19.5 million in the third quarter of 2023. For the twelve months ended December 31, 2023, the Company had net income of $82.3 million, compared to $116.0 million in 2022. While EPS is a complicated comparative measure due to the mid-year 2023 issuance of the Class B shares, we would note that there were 43.9 million fully diluted Class A shares outstanding in the fourth quarter of 2023.

●	The fourth quarter of 2023 was easily the Company’s strongest financial quarter of the year. While U.S. metallurgical coal indices rose in the fourth quarter of 2023 compared to the prior two quarters, indices were still more than 10% below first quarter of 2023 levels. The Company’s strong fourth quarter was due to the execution on its growth strategy. Specifically, in the second half of 2023 the Company shipped at a 4 million ton per annum run rate in both the third and fourth quarters, compared to a roughly 3 million ton per annum run rate in the first half of the year.

●	During the fourth quarter, the Company repaid the final $10 million of debt related to the 2022 Ramaco Coal acquisition. Excluding amounts drawn on the Revolving Credit Facility, the Company reduced term debt by $55 million in 2023. The Company ended 2023 with $48 million of term debt outstanding, excluding the Revolving Credit Facility, and $42 million of cash. Lastly, the Company ended 2023 with a record level of liquidity of $91 million, compared to its $49 million at year-end 2022.

MARKET COMMENTARY / 2024 OUTLOOK

●	The Company reiterates all prior full-year 2024 guidance other than depreciation, depletion, and amortization expense, which can be seen in the “Financial Guidance” section of today’s press release.

●	As noted in its February 2024 market update, since early December the Company has committed an additional 1.9 million tons for sale into export markets in 2024 at index-linked pricing, bringing total current sales commitments for delivery in 2024 to 3.9 million tons. This consists of 1.5 million tons committed to North American customers at an average realized price of $167 per ton and an additional 2.4 million tons committed at mostly index-linked pricing for delivery to export customers. This would equate to 100% of sales at the low end of the Company’s original 2024 production guidance of 3.9 million tons.

●	In its February 2024 market update, based on this material increase to 2024 committed sales, the Company raised both its sales and production guidance. Today, the Company reiterates both its full year sales guidance of 4.2 - 4.6 million tons and production guidance of 4.0 - 4.4 million tons. The Company's pricing mix for 2024 would be approximately one-third domestic fixed price and two-thirds export index-linked business at the midpoint of sales guidance.

●	Depending on continued market conditions, the Company believes that an annual sales run-rate above guidance may be achievable by year-end 2024. This would include sales of more than 0.5 million tons of both purchased coal and carryover inventory from 2023.

●	Last month, the Company completed the purchase of an existing idled coal preparation plant which is being relocated to its Maben Complex in West Virginia. The purchase price of the plant was $3 million. This year the Company anticipates spending an additional $8 million in initial development capital expenditures related to the plant. We expect that the plant will be operational by the fourth quarter of 2024. This will materially reduce both overall trucking and mine cash costs at Maben where current production is trucked to Ramaco’s Berwind preparation plant at a haul rate cost of over $40 per clean ton.

●	The Company anticipates first quarter shipments of 800,000 – 950,000 tons of coal and expects an increasing cadence throughout 2024. Specifically, the first half of 2024 should see shipments around a 4 million ton per annum run rate, whereas the second half of 2024 should be closer to a 5 million ton per annum run rate. This second half increase will come from the addition of 0.4 million tons per annum at the Ram 3 surface and highwall mine at Elk Creek, as well as 0.3 million tons per annum from the third section at the Berwind mine. Overall mine costs are expected to decline as volumes are anticipated to increase sequentially each quarter throughout 2024.

●	The Company has just entered into an agreement to both extend and increase the size of its existing Revolver facility with KeyBank, NA and a bank syndicate. The new facility will increase the Revolver from $125 million to $200 million with an accordion feature to increase the ultimate size by an additional amount of $75 million to $275 million. The term of the new facility will now be five years, increased from an original three years. The finalization of the new syndicated facility is expected to be completed early in the second quarter. The funding will be available for general corporate purposes.

●	The Company expects that Weir International, Inc. will release its updated Exploration Target report on the Company’s rare earth deposit in Wyoming, later this month. At that time the Company will both release a statement as well as hold a separate analyst and investor conference call regarding the findings.

MANAGEMENT COMMENTARY

Randall Atkins, Ramaco Resources’ Chairman and Chief Executive Officer commented, “Our fourth quarter results highlight the growth trajectory we have pursued. As we sit here today, we are essentially targeting over the coming years a doubling of the level of our 2023 production levels.

This quarter’s strong performance was despite a lack of strength in market pricing over the back half of the year. While U.S. metallurgical coal pricing indices indeed rose in the fourth quarter of 2023, they ended the year more than 10% below first quarter of 2023 levels.

Our stronger fourth quarter was fundamentally due to a sales increase of shipping at a 4 million ton per annum run rate during the second half of the year as compared to a 3 million ton rate in the first half. We hope to increase this tempo in sales growth as we move into 2024.

In early December, we announced 2 million tons of committed sales for 2024. Since then, we have almost doubled committed sales to 3.9 million tons. This level now stands at 100% of the low end of our original 2024 production guidance of 3.9 million tons. As a result of this material increase in committed sales, we recently raised both our 2024 sales and production guidance.

Today, we anticipate 2024 sales of 4.2 - 4.6 million tons and production of 4.0 - 4.4 million tons. This year roughly two-thirds of our anticipated sales will be exported at index-linked pricing. We expect international prices will remain relatively strong throughout 2024, given that investment in new metallurgical coal supply remains fundamentally muted. Depending on continued market conditions we hope to end 2024 with sales exceeding guidance.

In February, we completed the $3 million purchase of an existing coal preparation plant which will be relocated to our Maben Complex. We will spend another $8 million in initial development to move, relocate, reassemble and upgrade the plant, which should be operational by the fourth quarter of this year. Had we built a new comparable plant, the price was estimated at roughly $40 million.

Once operational, the plant will meaningfully reduce both overall trucking and mine cash costs at Maben. Looking forward it also provides the optionality to have a preparation facility already in place to handle additional future production from a larger deep mine complex at Maben, should we elect to pursue such development in the future.

2023 was also a pivotal year for Ramaco in terms of its balance sheet management. Excluding amounts drawn on the Revolver, we reduced term debt by $55 million in 2023, ending the year with just $48 million of term debt outstanding, versus $42 million of cash. On a full year basis, we ended the year with less than half of the $102 million of term debt outstanding that we started the year with, excluding the Revolver.

We also ended 2023 with a record amount of $91 million in liquidity, compared to $49 million at year-end 2022. Given our expected continued growth we expect to retire all debt outstanding in 2024 should we choose. Additionally, to provide greater levels of future liquidity for our growth plans, we have entered into an agreement with our main lender KeyBank, NA to increase the overall size of our Revolver to up to $275 million, with a new five-year extension of its term. We view this enhanced facility as both a validation of our creditworthiness and a meaningful strengthening of our liquidity.

With respect to our Brook Mine rare earth element (“REE”) project, we expect to receive an updated independent Target Exploration report from Weir International this month. When this report is released we will provide our own commentary, as well as host a separate analyst call to discuss its conclusions and our path forward. In the interim, we have continued to work with our national lab partners at the National Energy Technology Laboratory to advance the potential commercial development of our deposit.

In summary, these are exciting times and 2024 is a pivotal year ahead for Ramaco. We are hitting stride on several fronts at the same time. We are executing on our core growth strategy on the metallurgical coal side of the business, meaningfully reducing our debt, substantially growing our dividend, and making important advances on the commercial development of our Brook Mine REE project.”

Key operational and financial metrics are presented below:

Key Metrics
	4Q23	3Q23	Chg.	4Q22	Chg.	2023 YTD	2022 YTD	Chg.
Total Tons Sold ('000)	988	996	(1)%	675	46%	3,455	2,450	41%
Revenue ($mm)	$202.7	$187.0	8%	$135.2	50%	$693.5	$565.7	23%
Cost of Sales ($mm)	$139.4	$144.6	(4)%	$95.4	46%	$493.8	$333.0	48%
Non-GAAP Pricing of Company Produced Tons ($/Ton)	$173	$157	10%	$182	(5)%	$169	$207	(18)%
Non-GAAP Cash Cost of Sales - Company Produced ($/Ton)*	$107	$114	(6)%	$114	(6)%	$109	$105	4%
Non-GAAP Cash Margins on Company Produced ($/Ton)	$66	$43	53%	$68	(3)%	$60	$102	(41)%
Net Income ($mm)	$30.0	$19.5	54%	$14.4	109%	$82.3	$116.0	(29)%
Adjusted EBITDA ($mm)	$58.5	$45.4	29%	$31.9	83%	$182.1	$204.6	(11)%
Capex ($mm)	$18.0	$16.9	6%	$31.6	(43)%	$82.9	$123.0	(33)%
Adjusted EBITDA less Capex ($ mm)	$40.5	$28.5	42%	$0.3	13143%	$99.2	$81.5	22%

* Adjusted to include the royalty savings from the Ramaco Coal transaction for 2022. Excludes Berwind idle costs.

FOURTH QUARTER AND FULL-YEAR 2023 PERFORMANCE

In the following paragraphs, all references to “quarterly” periods or to “the quarter” refer to the fourth quarter of 2023, unless specified otherwise.

Year over Year Quarterly Comparison

Overall production in the quarter was 745,000 tons, up 7% from the same period of 2022. The Elk Creek complex produced 412,000 tons, down 23% from 537,000 tons last year. This was in-line with the Company’s plan to reduce its above normal inventory levels at Elk Creek. The Berwind, Knox Creek, and Maben complexes increased production to 333,000 tons in the quarter, up 111% from the same period last year. The main Berwind mine produced at a roughly 600,000 ton per annum run rate (adjusted for vacation periods) in the fourth quarter of 2023.

Production and costs were positively impacted by economies of scale on the back of higher year-over-year tons produced and sold. This cost reduction came despite annual inflation rates running well above recent historical averages. Total quarterly sales were 988,000 tons, up 46% from 675,000 tons sold in the fourth quarter of 2022. This was the second straight quarter that the Company shipped at a 4 million ton per annum run rate.

Quarterly pricing was $173 per ton on Company produced coal sold, which was 5% lower compared to $182 per ton in the fourth quarter of 2022. This mirrored the year-over-year decline in U.S. metallurgical coal price indices. Company produced cash mine costs were $107 per ton sold, excluding transportation costs, which was a 6% decrease from the same period in 2022. As a result of the lower realized prices, cash margins on Company produced coal were $66 per ton during the quarter, down from $68 per ton in the same period of 2022. This was based on non-GAAP revenue (FOB mine) and non-GAAP cash cost of sales (FOB mine).

Quarter over Quarter Comparison

Fourth quarter production was 745,000 tons, up 26,000 tons compared with the third quarter of 2023. The primary driver was the main Berwind mine ramping up production to a normal annualized run-rate of roughly 600,000 tons. Total quarterly sales volume of 988,000 tons was roughly comparable to the third quarter of 2023. Significantly, this was the second consecutive quarter where the Company both reduced inventory and shipped at a 4 million ton per annum run rate.

The realized price of $173 per ton during the fourth quarter was up from $157 per ton in the third quarter 2023 reflecting stronger overall market conditions. On the back of stronger production, fourth quarter cash costs of $107 per ton on Company produced coal compared favorably to $114 per ton in the third quarter of 2023. Correspondingly, cash margins on Company produced coal were $66 per ton during the fourth quarter, increasing from $43 per ton in the third quarter, based on non-GAAP revenue (FOB mine) and non-GAAP cash cost of sales (FOB mine).

BALANCE SHEET AND LIQUIDITY

As of December 31, 2023, the Company had liquidity of $90.6 million, consisting of $42.0 million of cash plus $48.6 million of availability under our revolving credit facility. This was almost double the total liquidity of $49.1 million as of December 31, 2022.

At year-end 2023, accounts receivable increased year over year by $55.7 million, reflective of the material increases in both overall and seaborne sales. Fourth quarter of 2023 capital expenditures totaled $18.0 million. This was down materially from $31.6 million in the same period of 2022, as the majority of capital expenditures for the Company’s near-term growth projects had been incurred.

The Company’s effective quarterly tax rate was 23%. For the fourth quarter of 2023, the Company recognized income tax expense of $8.8 million. The Company anticipates an overall tax rate of 20-25% in 2024.

The following summarizes key sales, production and financial metrics for the periods noted:

	Three months ended			Year ended December 31,
	December 31,	September 30,	December 31,
In thousands, except per ton amounts	2023	2023	2022	2023	2022

Sales Volume (tons)
Company	927	949	643	3,299	2,396
Purchased	60	46	32	156	54
Total	988	996	675	3,455	2,450

Company Production (tons)
Elk Creek Mining Complex	412	402	537	2,031	2,033
Berwind Mining Complex (includes Knox Creek and Maben)	333	317	158	1,143	651
Total	745	719	695	3,174	2,684

Company Produced Financial Metrics (a)
Average revenue per ton	$173	$157	$182	$169	$207
Average cash costs of coal sold*	107	114	114	109	105
Average cash margin per ton	$66	$43	$68	$60	$102

Elk Creek Financial Metrics (a)
Average revenue per ton	$181	$172	$193	$179	$208
Average cash costs of coal sold*	104	111	101	102	96
Average cash margin per ton	$77	$61	$92	$77	$112

Purchased Coal Financial Metrics (a)
Average revenue per ton	$205	$164	$152	$203	$203
Average cash costs of coal sold	107	101	119	132	158
Average cash margin per ton	$98	$63	$33	$71	$45

Capital Expenditures	$17,980	$16,908	$31,628	$82,904	$123,012

(a)	Excludes transportation. Cash costs of coal sold are defined and reconciled under “Reconciliation of Non-GAAP Measures.”

* Adjusted to include the royalty savings from the Ramaco Coal transaction for 2022. Excludes Berwind idle costs.

FINANCIAL GUIDANCE

(In thousands, except per ton amounts and percentages)

	Full-Year	Full-Year
	2024 Guidance	2023

Company Production (tons)	4,000 - 4,400	3,174

Sales (tons) (a)	4,200 - 4,600	3,455

Cash Costs Per Ton Sold - Company Produced (b)	$105 - 111	$109

Other
Capital Expenditures (c)	$53,000 - 63,000	$82,904
Selling, general and administrative expense (d)	$38,000 - 42,000	$35,926
Depreciation, depletion, and amortization expense	$62,000 - 68,000	$54,252
Interest expense, net	$4,000 - 5,000	$8,903
Effective tax rate	20 - 25%	21%
Idle Mine Costs	$0	$3,978

(a)	Includes purchased coal.
(b)	Excludes idle mine costs.
(c)	Excludes capitalized interest for 2023
(d)	Excludes stock-based compensation

Committed 2024 Sales Volume(a)

(In millions, except per ton amounts)

	2024
	Volume	Average Price
North America, fixed priced	1.5	$167
Seaborne, fixed priced	0.2	$159
Total, fixed priced	1.7	$166
Index priced	2.2
Total committed tons	3.9

(a)	Amounts as of February 29, 2024 and include purchased coal. Totals may not add due to rounding.

ABOUT RAMACO RESOURCES

Ramaco Resources, Inc. is an operator and developer of high-quality, low-cost metallurgical coal in southern West Virginia, and southwestern Virginia. Its executive offices are in Lexington, Kentucky, with operational offices in Charleston, West Virginia and Sheridan, Wyoming. The Company currently has four active metallurgical coal mining complexes in Central Appalachia and one development rare earth and coal mine near Sheridan, Wyoming in the initial stages of production. In 2023, the Company announced that a major rare earth deposit of primary magnetic rare earths was discovered at its mine near Sheridan, Wyoming. Contiguous to the Wyoming mine, the Company operates a carbon research and pilot facility related to the production of advanced carbon products and materials from coal. In connection with these activities, it holds a body of roughly 60 intellectual property patents, pending applications, exclusive licensing agreements and various trademarks. News and additional information about Ramaco Resources, including filings with the Securities and Exchange Commission, are available at http://www.ramacoresources.com. For more information, contact investor relations at (859) 244-7455.

FOURTH QUARTER AND FULL-YEAR 2023 CONFERENCE CALL

Ramaco Resources will hold its quarterly conference call and webcast at 9:00 AM Eastern Time (ET) on Friday, March 8, 2024. An accompanying slide deck will be available at https://www.ramacoresources.com/investors/investor-presentations/ immediately before the conference call.

To participate in the live teleconference on March 8, 2024:

Domestic Live: (877) 317-6789

International Live: (412) 317-6789

Conference ID: Ramaco Resources, Inc.

Web link: Click Here

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Ramaco Resources’ expectations or beliefs concerning guidance, future events, anticipated revenue, future demand and production levels, macroeconomic trends, the development of ongoing projects, costs and expectations regarding operating results, and it is possible that the results described in this news release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Ramaco Resources’ control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. These factors include, without limitation, unexpected delays in our current mine development activities, the ability to successfully ramp up production at the Berwind and Knox Creek complexes, failure of our sales commitment counterparties to perform, increased government regulation of coal in the United States or internationally, the further decline of demand for coal in export markets and underperformance of the railroads, the expected benefits of the Ramaco Coal and Maben acquisitions to the Company’s shareholders, the anticipated benefits and impacts of the Ramaco Coal and Maben acquisitions, and the Company's ability to successfully develop the Brook Mine, including whether the increase in the Company's exploration target and estimates for such mine are realized. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Ramaco Resources does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Ramaco Resources to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements found in Ramaco Resources’ filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The risk factors and other factors noted in Ramaco Resources’ SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement.

Ramaco Resources, Inc.
Unaudited Consolidated Statements of Operations

	Three months ended December 31,			Year ended December 31,
In thousands, except per share amounts	2023		2022	2023	2022

Revenue		$202,729	$135,227	$693,524	$565,688

Costs and expenses
Cost of sales (exclusive of items shown separately below)		139,410	95,430	493,793	332,960
Asset retirement obligations accretion		354	(370)	1,403	1,115
Depreciation, depletion, and amortization		14,401	11,296	54,252	41,194
Selling, general, and administrative		11,313	10,750	48,831	40,032
Total costs and expenses		165,478	117,106	598,279	415,301

Operating income		37,251	18,121	95,245	150,387

Other income (expense), net		3,246	856	18,321	2,637
Interest expense, net		(1,630)	(1,506)	(8,903)	(6,829)
Income before tax		38,867	17,471	104,663	146,195
Income tax expense		8,829	3,085	22,350	30,153
Net income		$30,038	$14,386	$82,313	$116,042

Earnings per common share
Basic - Single class (through 6/20/2023)	$	N/A	$0.33	$0.71	$2.63
Basic - Class A (6/21/2023 - 12/31/2023)		$0.62	$—	$1.06	$—
Total		$0.62	$0.33	$1.77	$2.63

Basic - Class B (6/21/2023 - 12/31/2023)		$0.25	$—	$0.42	$—

Diluted - Single class (through 6/20/23)	$	N/A	$0.32	$0.70	$2.60
Diluted - Class A (6/21/2023 - 12/31/2023)		$0.60	$—	$1.03	$—
Total		$0.60	$0.32	$1.73	$2.60

Diluted - Class B (6/21/2023 - 12/31/2023)		$0.24	$—	$0.40	$—

Ramaco Resources, Inc.

Unaudited Consolidated Balance Sheets

In thousands, except per-share amounts	December 31, 2023	December 31, 2022

Assets
Current assets
Cash and cash equivalents	$41,962	$35,613
Accounts receivable	96,866	41,174
Inventories	37,163	44,973
Prepaid expenses and other	13,748	25,729
Total current assets	189,739	147,489
Property, plant, and equipment, net	459,091	429,842
Financing lease right-of-use assets, net	10,282	12,905
Advanced coal royalties	2,964	3,271
Other	3,760	2,832
Total Assets	$665,836	$596,339

Liabilities and Stockholders' Equity
Liabilities
Current liabilities
Accounts payable	$51,624	$34,825
Accrued liabilities	52,225	41,806
Current portion of asset retirement obligations	110	29
Current portion of long-term debt	56,534	35,639
Current portion of related party debt	—	40,000
Current portion of financing lease obligations	5,456	5,969
Insurance financing liability	4,037	4,577
Total current liabilities	169,986	162,845
Asset retirement obligations, net	28,850	28,856
Long-term debt, net	349	18,757
Long-term financing lease obligations, net	4,915	4,917
Senior notes, net	33,296	32,830
Deferred tax liability, net	54,352	35,637
Other long-term liabilities	4,483	3,299
Total liabilities	296,231	287,141

Commitments and contingencies	—	—

Stockholders' Equity
Preferred stock, $0.01 par value	—	—
Common stock, $0.01 par value *	—	442
Class A common stock, $0.01 par value *	440	—
Class B common stock, $0.01 par value	88	—
Additional paid-in capital	277,133	168,711
Retained earnings	91,944	140,045
Total stockholders' equity	369,605	309,198
Total Liabilities and Stockholders' Equity	$665,836	$596,339
* Common stock reclassified to Class A common stock during Q2 2023

Ramaco Resources, Inc.

Unaudited Statement of Cash Flows

	Years ended December 31,
In thousands	2023	2022
Cash flows from operating activities
Net income	$82,313	$116,042
Adjustments to reconcile net income to net cash from operating activities:
Accretion of asset retirement obligations	1,403	1,115
Depreciation, depletion, and amortization	54,252	41,194
Amortization of debt issuance costs	776	491
Stock-based compensation	12,905	8,222
Loss on disposal of equipment	—	756
Other income	(10,192)	(2,113)
Deferred income taxes	18,714	29,229
Changes in operating assets and liabilities:
Accounts receivable	(55,692)	3,279
Prepaid expenses and other current assets	14,361	(14,378)
Inventories	7,810	(29,182)
Other assets and liabilities	(430)	1,127
Accounts payable	24,549	12,727
Accrued liabilities	10,267	19,361
Net cash from operating activities	161,036	187,870

Cash flow from investing activities:
Capital expenditures	(82,904)	(123,012)
Acquisition of Ramaco Coal assets	—	(11,738)
Acquisition of Maben assets (bond recovery in 2023)	1,182	(11,897)
Acquisition of Amonate assets	(608)	—
Proceeds from sale of mineral rights	—	2,000
Insurance proceeds related to property, plant, and equipment	11,256	—
Capitalized interest	(1,137)	(1,061)
Net cash used for investing activities	(72,211)	(145,708)

Cash flows from financing activities
Proceeds from borrowings	130,000	42,000
Proceeds from stock option exercises	—	107
Payments of dividends	(25,820)	(20,041)
Repayment of borrowings	(127,514)	(26,026)
Repayment of Ramaco Coal acquisition financing - related party	(40,000)	(15,000)
Repayments of insurance financing	(5,207)	(1,290)
Repayments of equipment finance leases	(6,659)	(5,062)
Shares surrendered for withholding taxes	(7,317)	(3,183)
Net cash used financing activities	(82,517)	(28,495)

Net change in cash and cash equivalents and restricted cash	6,308	13,667
Cash and cash equivalents and restricted cash, beginning of period	36,473	22,806
Cash and cash equivalents and restricted cash, end of period	$42,781	$36,473

Reconciliation of Non-GAAP Measures

Adjusted EBITDA

Adjusted EBITDA is used as a supplemental non-GAAP financial measure by management and external users of our financial statements, such as industry analysts, investors, lenders, and rating agencies. We believe Adjusted EBITDA is useful because it allows us to evaluate our operating performance more effectively.

We define Adjusted EBITDA as net income plus net interest expense; equity-based compensation; depreciation, depletion, and amortization expenses; income taxes; certain non-operating expenses (charitable contributions), and accretion of asset retirement obligations. Its most comparable GAAP measure is net income. A reconciliation of net income to Adjusted EBITDA is included below. Adjusted EBITDA is not intended to serve as a substitute for GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

	Q4	Q3	Q4	Year ended December 31,
(In thousands)	2023	2023	2022	2023	2022

Reconciliation of Net Income to Adjusted EBITDA
Net income	$30,038	$19,462	$14,386	$82,313	$116,042
Depreciation, depletion, and amortization	14,401	14,443	11,296	54,252	41,194
Interest expense, net	1,630	2,447	1,506	8,903	6,829
Income tax expense	8,829	5,505	3,085	22,350	30,153
EBITDA	54,898	41,857	30,273	167,818	194,218
Stock-based compensation	3,199	3,201	2,031	12,905	8,222
Other non-operating expenses	—	—	—	—	1,000
Accretion of asset retirement obligations	354	349	(370)	1,403	1,115
Adjusted EBITDA	$58,451	$45,407	$31,934	$182,126	$204,555

Non-GAAP revenue and cash cost per ton

Non-GAAP revenue per ton (FOB mine) is calculated as coal sales revenue less transportation costs including demurrage costs, divided by tons sold. Non-GAAP cash cost per ton sold (FOB mine) is calculated as cash cost of coal sales less transportation costs and idle mine costs, divided by tons sold. We believe revenue per ton (FOB mine) and cash cost per ton (FOB mine) provide useful information to investors as these enable investors to compare revenue per ton and cash cost per ton for the Company against similar measures made by other publicly-traded coal companies and more effectively monitor changes in coal prices and costs from period to period excluding the impact of transportation costs, which are beyond our control. The adjustments made to arrive at these measures are significant in understanding and assessing the Company’s financial performance. Revenue per ton sold (FOB mine) and cash cost per ton sold (FOB mine) are not measures of financial performance in accordance with GAAP and therefore should not be considered as a substitute for revenue and cost of sales under GAAP. The tables below show how we calculate non-GAAP revenue and cash cost per ton:

Non-GAAP revenue per ton

	Three months ended December 31, 2023			Three months ended December 31, 2022
	Company	Purchased		Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total	Produced	Coal	Total

Revenue	$187,735	$14,994	$202,729	$129,772	$5,455	$135,227
Less: Adjustments to reconcile to Non-GAAP revenue (FOB mine)
Transportation costs	(27,686)	(2,601)	(30,287)	(12,550)	(574)	(13,124)
Non-GAAP revenue (FOB mine)	$160,049	$12,393	$172,442	$117,222	$4,881	$122,103
Tons sold	927	60	988	643	32	675
Revenue per ton sold (FOB mine)	$173	$205	$175	$182	$152	$181

	Three months ended September 30, 2023
	Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total

Revenue	$177,826	$9,140	$186,966
Less: Adjustments to reconcile to Non-GAAP revenue (FOB mine)
Transportation costs	(28,928)	(1,505)	(30,433)
Non-GAAP revenue (FOB mine)	$148,898	$7,635	$156,533
Tons sold	949	46	996
Revenue per ton sold (FOB mine)	$157	$164	$157

	Year ended December 31, 2023			Year ended December 31, 2022
	Company	Purchased		Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total	Produced	Coal	Total

Revenue	$657,090	$36,434	$693,524	$553,830	$11,858	$565,688
Less: Adjustments to reconcile to Non-GAAP revenue (FOB mine)
Transportation costs	(100,174)	(4,723)	(104,897)	(57,299)	(813)	(58,112)
Non-GAAP revenue (FOB mine)	$556,916	$31,711	$588,627	$496,531	$11,045	$507,576
Tons sold	3,299	156	3,455	2,396	54	2,450
Non-GAAP revenue per ton sold (FOB mine)	$169	$203	$170	$207	$203	$207

Non-GAAP cash cost per ton

	Three months ended December 31, 2023			Three months ended December 31, 2022
	Company	Purchased		Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total	Produced	Coal	Total

Cost of sales	$130,362	$9,048	$139,410	$91,014	$4,416	$95,430
Less: Adjustments to reconcile to Non-GAAP cash cost of sales
Transportation costs	(28,670)	(2,602)	(31,272)	(12,551)	(574)	(13,125)
Idle mine costs	(1,041)	—	(1,041)	(4,437)	—	(4,437)
Non-GAAP cash cost of sales	$100,651	$6,446	$107,097	$74,026	$3,842	$77,868
Tons sold	927	60	988	643	32	675
Cash cost per ton sold (FOB mine)	$109	$107	$108	$115	$119	$115

	Three months ended September 30, 2023
	Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total

Cost of sales	$138,959	$5,676	$144,635
Less: Adjustments to reconcile to Non-GAAP cash cost of sales
Transportation costs	(29,249)	(1,005)	(30,254)
Idle mine costs	(378)	—	(378)
Non-GAAP cash cost of sales	$109,332	$4,671	$114,003
Tons sold	949	46	996
Cash cost per ton sold (FOB mine)	$115	$101	$114

	Year ended December 31, 2023			Year ended December 31, 2022
	Company	Purchased		Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total	Produced	Coal	Total

Cost of sales	$468,992	$24,801	$493,793	$323,550	$9,410	$332,960
Less: Adjustments to reconcile to Non-GAAP cash cost of sales
Transportation costs	(101,564)	(4,175)	(105,739)	(57,300)	(813)	(58,113)
Idle mine costs	(3,978)	—	(3,978)	(9,474)	—	(9,474)
Non-GAAP cash cost of sales	$363,450	$20,626	$384,076	$256,776	$8,597	$265,373
Tons sold	3,299	156	3,455	2,396	54	2,450
Non-GAAP cash cost per ton sold (FOB mine)	$110	$132	$111	$107	$158	$108

We do not provide reconciliations of our outlook for cash cost per ton to cost of sales in reliance on the unreasonable efforts exception provided for under Item 10(e)(1)(i)(B) of Regulation S-K. We are unable, without unreasonable efforts, to forecast certain items required to develop the meaningful comparable GAAP cost of sales. These items typically include non-cash asset retirement obligation accretion expenses, mine idling expenses and other non-recurring indirect mining expenses that are difficult to predict in advance in order to include a GAAP estimate.

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